Exhibit 10.7
EMPLOYMENT AGREEMENT

Parties:	GSI Commerce, Inc.,
a Delaware corporation (“Employer”)
935 First Avenue
King of Prussia, PA 19406

Christopher Saridakis (“Executive”)

Date:	23 March 2010
Background: Employer, through its Global Marketing Services business, is a provider of interactive marketing services, including brand development and strategic account planning, user experience and creative design, interactive marketing, e-mail marketing and data services, affiliate marketing, studio services (photography and content development) and traditional media services. (the “Business”). Employer desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions stated below (the “Agreement”).
intending to be legally bound, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:
1. Employment and Term. Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, for a term beginning on Executive’s start date of actual employment with Employer (“Start Date”) (which shall not be later than May 17, 2010) and ending on the fifth annual anniversary of the Start Date, unless extended in writing by Employer and Executive or sooner terminated in accordance with other provisions hereof (the “Term”). Each period of 365 days (or 366 days in the case of a leap year) beginning on the Start Date and each annual anniversary thereafter during the Term shall be referred to as a “Term Year”.
2. Position and Duties.
2.1. Title and Responsibilities. During the Term, Executive will serve as Chief Executive Officer, Global Marketing Services. In that capacity, Executive will have supervision and control over, and responsibility for, the overall business, affairs and management of the Business, and shall have such other duties and responsibilities consistent with his position as may from time to time be prescribed by Employer’s Chief Executive Officer, President and/or Chairman or Employer’s Board of Directors.
2.2. Loyalty. Executive will devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer; provided, however, that Executive may devote a reasonable amount of time and energy for industry organizations and activities and civic and charitable activities.

2.3. Reporting. Executive will report to, and be subject to the direction of, Employer’s Chief Executive Officer or such other senior officer as Employer’s Board of Directors or Chief Executive Officer may designate.
2.4. Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by Employer and its Board of Directors. Executive acknowledges that he has received and carefully read and understood Employer’s Code of Business Conduct and other governing policies, which will govern the terms and conditions of his employment with Employer, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with Employer’s policies or practices or Employer’s Code of Business Conduct, this Agreement shall control.
2.5. Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services Executive is required to perform pursuant to this Agreement at Employer’s principal executive offices, which currently are located in King of Prussia, Pennsylvania; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations in connection with Employer’s business.
3. Compensation, Benefits and Expenses.
3.1. Base Salary. Employer shall pay to Executive an annual base salary (“Base Salary”) of Five Hundred Thousand Dollars ($500,000). Executive’s Base Salary will be payable in accordance with Employer’s normal payroll practices, subject to payroll deductions and required withholdings. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. During the Term, Executive shall not be eligible for annual salary adjustments.
3.2. Annual Bonus. Executive shall be eligible to earn an annual bonus (“Bonus”) equal to 100% of his Base Salary (“Target”) under Employer’s Leadership Team Incentive Plan as set forth on the attached Exhibit A. The Target shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
3.3. Initial Stock Award. Upon commencement of the Term, Executive shall be granted, under Employer’s 2005 Equity Incentive Plan (the “2005 Plan”) a restricted stock unit award (the “Initial Stock Award”) having a fair market value of $2,500,000 on the later of the Start Date or the date Employer’s Board of Directors or Compensation Committee approves the Initial Stock Award. The Initial Stock Award shall be governed by the terms and provisions of the 2005 Plan and shall be subject to similar restrictions as are contained in the stock awards granted to other executives of Employer and as are set forth in Executive’s Initial Stock Award agreement. The restricted stock units (“RSUs”) subject to the Initial Stock Award will vest in accordance with the following schedule; provided that the vesting will cease upon the termination of Executive’s continuous service (as defined in the 2005 Plan) with Employer; and, provided, further, that such vesting will be subject to acceleration as provided in Section 4.6 hereof: twenty percent (20%) of the total number of RSUs subject to the Initial Stock Award shall vest on each annual anniversary of the date of grant of the Initial Stock Award, with all of the RSUs subject to the Initial Stock Award becoming fully vested on the fifth annual anniversary of the date of grant of the Initial Stock Award.

3.4. Annual Stock Award. For each Term Year (excluding the First Term Year), Executive shall be granted, under Employer’s 2010 Equity Incentive Plan (the “2010 Plan”), a restricted stock unit or other equity award (the “Annual Stock Award”). The Annual Stock Award shall represent shares of Employer’s common stock equal to the lesser of (i) shares having a fair market value of at least $500,000 on the date of grant, and (ii) 20,000 shares of Employer’s common stock. The Annual Stock Award shall be governed by the terms and provisions of the 2010 Plan and shall be subject to similar restrictions as are contained in the stock awards granted to other executives of Employer and as are set forth in Executive’s Annual Stock Award agreement. The Annual Stock Award will vest in accordance with the following schedule; provided that the vesting will cease upon the termination of Executive’s continuous service (as defined in the 2010 Plan) with Employer; and, provided, further, that such vesting will be subject to acceleration as provided in Section 4.6 hereof: twenty-five percent (25%) of the Annual Stock Award shall vest within 90 days before or after each annual anniversary of the date of grant of such Annual Stock Award, with each Annual Stock Award becoming fully vested within 90 days before or after the fourth annual anniversary of the date of grant of such Annual Stock Award as may be determined by Employer’s Board of Directors or Compensation Committee.
3.5. Long-Term Incentive Opportunity. Executive shall be eligible to earn long-term incentive compensation under the Global Marketing Services Value Appreciation Plan as summarized on the attached Exhibit B. The Global Marketing Services Value Appreciation Plan will be issued under and be governed by the terms and provisions of the 2010 Plan and will be documented promptly after this Agreement is signed by both parties (as documented, the “Value Appreciation Plan”).
3.6. Other Benefits. Executive shall be eligible to participate in any deferred compensation, savings, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to similarly situated employees of Employer, subject to the terms and provisions thereof. Executive acknowledges that Executive’s participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs. Notwithstanding the foregoing, Executive shall not be entitled to participate in any equity incentive, stock option, or bonus plans or programs of Employer now existing, or established hereafter, other than to the extent provided for in Section 3.2 through Section 3.5 hereof.
3.7. Personal Time-off. Executive will be eligible for paid personal time-off in accordance with Employer’s policy as in effect from time to time.

3.8. Expenses. Employer shall reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive will properly account for all such expenses. Such reimbursement payments shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expense was incurred.
4. Termination. Executive’s employment with Employer shall be on an at-will basis, such that either party may terminate the employment relationship at any time, subject to the provisions set forth in this Section 4.
4.1. Termination by Death. If Executive dies, then this Agreement will terminate immediately, and Executive’s rights to compensation and benefits hereunder will terminate as of the date of death, except that Executive’s heirs, personal representatives or estate will be entitled to (i) payment, within sixty (60) days after Executive’s death, of any earned but unpaid portion of Executive’s Base Salary and any other benefits accrued by Executive pursuant to the benefit plans and programs of Employer up to the date of termination (collectively, the “Accrued Obligations”), (ii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer, (iii) the portions of Executive’s Initial Stock Award and Annual Stock Awards that have vested in accordance with the terms of those awards and the 2005 Plan or the 2010 Plan, as applicable, as of the date of Executive’s termination (the “Vested Stock Awards”), (iv) the portions of the Value Appreciation Plan award that have vested in accordance with the terms of that plan due to the passage of time (the “Time Vested Value Appreciation Award”) and (v) the portions of the Value Appreciation Plan award that have vested in accordance with the terms of that plan due to the satisfaction of applicable performance goals, as of the date of Executive’s termination (the “Performance Vested Value Appreciation Award”). Anything in this Agreement or the Value Appreciation Plan to the contrary notwithstanding, if termination occurs during the first twelve (12) months of the Term pursuant to this Section 4.1, Executive shall forfeit his entire award under the Value Appreciation Plan. In the event of a termination of Executive’s employment pursuant to this paragraph, any right that Executive’s estate may have to compensation and benefits under this Agreement shall terminate, except that Executive’s estate shall be entitled to receive the payments and benefits payable as set forth in this Section 4.1.

4.2. Termination by Disability. If, as a result of disability (as defined in Employer’s group long-term disability insurance policy then in force), Executive is unable to perform the essential duties of his employment on a full-time basis, Executive will continue to receive his Base Salary and the benefits and personal time-off provided for in Sections 3.1, 3.6 and 3.7(to the extent Executive continues to be eligible therefor under the terms of such benefit plans or programs) for a period of one hundred eighty (180) days following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 will be reduced, dollar-for-dollar, by any amounts received by Executive in lieu of compensation under any disability insurance policy or plan provided to Executive and paid for by Employer. If Executive’s inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after the Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period, then Employer may, upon ten (10) days prior written notice to Executive, terminate Executive’s employment. In the event of a termination of Executive’s employment pursuant to this paragraph, Executive’s right to compensation and benefits under this Agreement shall terminate, except that Executive shall be entitled to (i) payment of the Accrued Obligations within sixty (60) days after Executive’s termination of employment, (ii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer, (iii) the Vested Stock Awards, (iv) the Time Vested Value Appreciation Award and (v) the Performance Vested Value Appreciation Award. Anything in this Agreement or the Value Appreciation Plan to the contrary notwithstanding, if termination occurs during the first twelve (12) months of the Term pursuant to this Section 4.2, Executive shall forfeit his entire award under the Value Appreciation Plan. “Onset of Disability” means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of such disability.
4.3. Termination for Cause. Employer may, at any time, upon written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for Cause (as defined in this Section 4.3), except that Executive will be entitled to (i) payment of the Accrued Obligations within sixty (60) days after Executive’s termination of employment, (ii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer, and (iii) the Vested Stock Awards. Anything in this Agreement or the Value Appreciation Plan to the contrary notwithstanding, if Executive is terminated pursuant to this Section 4.3, Executive shall forfeit his entire award under the Value Appreciation Plan, including the Time Vested Value Appreciation Award and the Performance Vested Value Appreciation Award.
“Cause” will exist if Employer’s Board of Directors or Compensation Committee in good faith determines that (i) Executive is grossly negligent or engaged in willful misconduct in the performance of his duties under this Agreement, (ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense, or (iii) Executive breaches, in a material respect, this Agreement or any written material agreement between Executive and Employer or violates, in a material respect, Employer’s Code of Business Conduct or any of Employer’s material policy statements. Notwithstanding the foregoing, Cause shall only exist after (A) Employer delivers written notice to Executive of its intention to terminate for Cause within thirty (30) days after Employer has actual knowledge of the facts and circumstances upon which Employer seeks to rely as a basis for its right to terminate for Cause, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) in the case of clauses (i) or (iii), Executive has failed to correct the acts, omissions or events set forth in Employer’s notice, if such acts, omissions or events are reasonably capable of being corrected, within thirty (30) days following delivery of Employer’s written notice of its intention to terminate for Cause.

4.4. Termination Without Cause. Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for any reason or no reason. If Executive is terminated pursuant to this Section 4.4 within the first twenty-four (24) months of the Term, Employer shall (i) continue to pay to Executive his Base Salary in effect at the time of such termination, in accordance with Employer’s normal payroll practices, for a period of twenty-four (24) months, (ii) pay to Executive, at such time as bonuses are paid under Employer’s Leadership Team Incentive Plan, a portion of his Bonus, if any, for the year in which such termination occurs equal to the amount of that Bonus that is determined by Employer’s Compensation Committee to be earned for the year multiplied by a fraction in which the numerator is the number of days Executive was employed by Employer during that year and the denominator is 365, (iii) the Vested Stock Awards, (iv) the Time Vested Value Appreciation Award, (v) the Performance Vested Value Appreciation Award, (vi) Executive shall be entitled to continue to receive health and dental benefits under Employer’s health and dental plans for a period of eighteen (18) following the date of termination at the level in effect immediately prior to Executive’s date of termination, (vii) payment of the Accrued Obligations within sixty (60) days following Executive’s termination of employment, and (viii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer. If Executive is terminated pursuant to this Section 4.4 after the first twenty-four (24) months of the Term, Employer shall pay or provide to Executive the severance benefits set forth in the immediately preceding sentence, except that the time periods set forth in clause (i) shall be reduced to twelve (12) months. Subject to the provisions of Section 4.9, such severance payments shall commence with the first payroll period following the end of the maximum consideration and revocation period under the Release required by Section 4.8 of this Agreement.
4.5. Resignation. Executive may, upon thirty (30) days prior written notice to Employer, resign or terminate Executive’s employment with Employer, for any reason Executive deems appropriate, in which case Executive will be entitled to (i) payment of the Accrued Obligations within sixty (60) days after Executive’s termination of employment,(ii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer, (iii) the Vested Stock Awards, (iv) if, but only if, such termination occurs after the first thirty-six (36) months of the Term, the Time Vested Value Appreciation Award, and (v) the Performance Vested Value Appreciation Award. Anything in this Agreement or the Value Appreciation Plan to the contrary notwithstanding, if such termination occurs during the first thirty-six (36) months of the Term, Executive shall forfeit the Time Vested Value Appreciation Award.
4.6. Termination By Employer Without Cause Following a Change in Control; Resignation by Executive for Good Reason Following a Change in Control. If within ninety (90) days before or seven hundred thirty (730) days following a Change in Control (as defined below), Employer terminates Executive’s employment without Cause or, upon written notice to Employer, Executive resigns for Good Reason (as defined below), then (i) Executive will be entitled to the payments and benefits described in Section 4.4 upon such termination or resignation, and (ii) notwithstanding any contrary provision contained in any of Executive’s outstanding Equity Awards (as defined below) or in any of Employer’s Equity Plans (as defined below), all Equity Awards held by Executive shall immediately become fully vested, all restrictions set forth in such Equity Awards related to the passage of time and/or continued employment shall immediately lapse, all option shares and other rights exercisable under such Equity Awards shall immediately become fully exercisable, and Executive shall have continued exercisability of each stock option and stock appreciation right held by Executive (if any) for the remaining term of each such Equity Award.

4.7. Definitions. For purposes of this Agreement, the following definitions shall apply:
(a) “Change in Control,” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, covered by subsection (ii) below. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Employer from Employer by an investor, any Affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for Employer through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Employer reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Employer, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Employer and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Employer immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity (each an “Entity”) in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such transaction;

(iii) the stockholders of Employer approve or Employer’s Board of Directors approves a plan of complete dissolution or liquidation of Employer, or a complete dissolution or liquidation of Employer shall otherwise occur;
(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Employer in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such sale, lease, license or other disposition; or
(v) individuals who, on the date of this Agreement, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, unless such new director’s initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Incumbent Board.
(b) “Equity Award” means any stock option, restricted stock award, restricted stock unit or other equity incentive award of any type granted by Employer to Executive, whether granted before, on or after the date of this Agreement, as the same may be adjusted or converted as a result of any recapitalization, stock dividend, spin-off or similar event; provided, however, that Equity Award shall not include the Value Appreciation Plan or any equity or equity incentive award or other award issued pursuant to that plan.
(c) “Equity Plan” means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of Employer; provided, however, that Equity Plan shall not include the Value Appreciation Plan.
(d) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) Employer or any Affiliate, (ii) any employee benefit plan of Employer or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their Ownership of stock of Employer or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that, as of the date of this Agreement, is the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities.

(e) “Own,” “Owned,” “Owner,” “Ownership” means that in relation to certain securities, a person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(f) “Good Reason” means the occurrence of one or more of the following events or conditions, without Executive’s express prior written consent, provided that following the occurrence of any such event or condition, Executive shall have given Employer notice that he is resigning his employment with Employer due to the occurrence of such event or condition and Employer shall not have corrected the situation within ten (10) days after Executive gives such notice:
(i) a material reduction in Executive’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the Change in Control; the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before the Change in Control; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, titles or offices in effect immediately prior to the Change in Control; provided that any of the foregoing that result solely from the fact that Employer is no longer a publicly traded and listed company shall not by itself constitute Good Reason under this clause (i);
(ii) a material reduction in Executive’s Base Salary as in effect immediately prior to the Change in Control;
(iii) a material reduction in Executive’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the Change in Control; a material reduction or material negative change in Executive’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a material reduction or material negative change in Executive’s benefits other than Base Salary, bonus or other cash and non-cash incentive compensation as in effect immediately prior to the Change in Control; provided that Good Reason shall not exist under this clause (iii) if, after a Change in Control, Employer offers Executive a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to Executive immediately prior to the Change in Control;
(iv) the failure of Employer to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive;
(v) a relocation of Executive’s principal place of employment that will result in an increase of more than thirty (30) miles in Executive’s one-way commute as compared to Executive’s one-way commute, prior to the Change in Control;

(vi) any material breach by Employer of this Agreement or any material agreement between Employer and Executive, including any indemnification agreement or agreement relating to any Equity Award; or
(vii) the failure by Employer to obtain, before a Change in Control occurs, an agreement in writing from any successors and assigns to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement unless otherwise assumed by such successors and assigns by operation of law.
4.8. Release. Notwithstanding the foregoing, Executive will not receive any of the payments set forth under Section 4, unless upon Executive’s termination of employment Executive furnishes Employer with an effective waiver and release of claims (the “Release”) in the form attached hereto as Exhibit “C” (or such other form of Release as may be required by Employer) within the time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment.
4.9. Application of Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Benefits payable under this Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until six (6) months after separation from service if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation from service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

4.10. Offset. To the extent permitted by law, Employer may deduct any amounts Executive owes Employer at the time of Executive’s termination of employment from any severance payments.
4.11. Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Equity Awards; reduction of employee benefits. If acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.
Employer shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Employer or Executive) or such other time as requested by Employer or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Employer shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.
5. Procedure Upon Termination. As a condition to receiving any benefits under this Agreement, upon termination of his employment, Executive must promptly return to Employer all documents (including copies) and other materials and property belonging to Employer, or pertaining to its business, including without limitation client, customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

6. Inventions. Executive will promptly and fully communicate to Employer, in writing, all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”), whether or not patentable or registrable under copyright or similar statutes, which are made, conceived, reduced to practice or learned by Executive, whether alone or jointly with others, at any time during the term of Executive’s employment with Employer, which relate to the business or operations of the Business or which relate to methods, designs, products or systems sold, leased, licensed or under development by the Business (such concepts, ideas and designs are referred to as “Employer Inventions”). Executive acknowledges that Employer owns all right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto) and hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Employer (or to such third party as Employer may direct) all of Executive’s right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto). Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). Executive will, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership in Employer Inventions.
“Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
7. Nondisclosure. At all times during Executive’s employment with Employer and thereafter, except with the express prior written consent of an executive officer of Employer other than Executive or in connection with the proper performance of services under this Agreement, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any Proprietary Information or any Third Party Information.
“Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Business or Employer or its other businesses, no matter when or how acquired. By way of illustration, but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); (ii) the terms and details of contracts and arrangements with and proposals to clients of the Business or Employer’s other businesses (“Clients”) and prospective Clients; (iii) personal, financial and other information obtained from Clients’ customers (“Customers”); (iv) non-public pricing information, vendor prices, buying and pricing strategies and merchandise plans, including the terms of contracts and arrangements with vendors; (v) promotional, marketing and advertising strategies and plans, including the terms of contracts and arrangements relating to promotions, marketing and advertising; (vi) non-public financial and statistical information relating to the Business or Employer or its other businesses, including budgets, financial and business forecasts, expansion plans and business strategies; and (vii) information regarding the skills and compensation of other employees of the Business or Employer or its other businesses. For purposes of this Section 7, confidential information will not include any information which was known to Executive prior to his employment by Employer, which is now known by the general public or generally in the industry, which becomes known by the general public or generally in the industry other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.
“Third Party Information” means any and all confidential or proprietary data, knowledge and information received from third parties, including Clients, prospective Clients and Customers, subject to a duty on Employer’s part to maintain the confidentiality of such data, knowledge or information and to use it only for certain purposes.
8. Non-Competition. Executive acknowledges that the Business is highly competitive. Accordingly, for the longer of (i) one (1) year after the date of the termination of Executive’s employment with Employer for any reason or (ii) the period of time with respect to which Employer is paying Executive severance or separation compensation (the “Restricted Period”), except with Employer’s express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:
(a) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was an employee, consultant, agent or representative of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person;
(b) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was a client, customer, or prospect of the Business, or who, during the Restricted Period, becomes a client, customer, or prospect of the Business, in any manner which interferes or which would be reasonably likely to interfere with such Person’s relationship with the Business, or in an effort to obtain any such a client, customer, or prospect as a client, customer, or prospect of any other Person which conducts a business competitive with all or any material part of the Business ; or
(c) Establish, own, manage, operate or control or invest in, or participate in the establishment, ownership, management, operation or control of or investment in, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business; provided, however, that ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange shall not constitute a breach of this paragraph.

9. Consideration and Enforcement of Covenants. Executive expressly acknowledges that the covenants contained in Sections 6, 7 and 8 of this Agreement (“Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Executive acknowledges that any breach by Executive of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term will be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application will not be affected thereby and will be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such Covenant will then be enforceable in its reduced or limited form. Any breach of the Covenants contained herein shall constitute a material breach of this Agreement and shall discharge, to the extent not prohibited by applicable law, Employer from any and all of its obligations to make payments or provide benefits under any provision of this Agreement including Section 4 hereof.
10. Clawback. In the event that Employer’s Board of Directors or Compensation Committee determines in good faith that the earlier determination as to the valuation of the Business or the achievement of any performance targets applicable to the payment of Executive’s Bonus or long-term incentive compensation or awards under the Value Appreciation Plan (“VAP Compensation”) under Section 3.2 or 3.5 hereof (the “Performance Targets”) was based on materially incorrect data, and that in fact the Performance Targets had not been achieved or had been achieved to a lesser extent than originally determined and any Bonus (or portion thereof) or VAP Compensation (or portion thereof) paid or issued would not have been paid or issued, given the correct data, then in each such instance, Executive shall, at the request of Employer’s Board of Directors or Compensation Committee, return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%) of any Bonus or VAP Compensation paid to Executive based on such incorrect data. The amount to be recovered from Executive shall be the amount determined by Employer’s Board of Directors or Compensation Committee, by which the Bonus or VAP Compensation paid or issued to Executive exceeded the amount that would have been paid or issued to Executive based on the correct data. Any Employer common stock that was issued in connection with VAP Compensation shall be forfeited and cancelled as provided by Employer’s Board of Directors or Compensation Committee. However, if Executive has disposed of such shares, the cash equivalent value of such shares on the date Employer calculated the number shares owed shall be paid by Executive to Employer upon notice from Employer as provided by Employer’s Board of Directors or Compensation Committee.

In the event that Employer’s Board of Directors or Compensation Committee determines that Executive has, during the Term, committed an act or omission that would have constituted Cause under this Agreement, Employer’s Board of Directors or Compensation Committee, whether or not Executive was terminated because of such act or omission, may require Executive to return or forfeit, as applicable, any Bonus or VAP Compensation paid to Executive pursuant to Sections 3.2 or 3.5 hereof. Any Employer common stock that was issued in connection with VAP Compensation shall be forfeited and cancelled as provided by Employer’s Board of Directors or Compensation Committee. If Executive has disposed of shares issued to him in connection with VAP Compensation, the cash equivalent value of such shares on the date Employer calculated the number shares owed shall be paid by Executive to Employer upon notice from Employer as provided by Employer’s Board of Directors or Compensation Committee.
11. No Mitigation. Executive shall not be required to mitigate the amount of any payments and/or benefits under this Agreement by seeking other employment or otherwise. The payments and/or benefits to be provided pursuant to Section 4 hereof shall not be reduced by any compensation or benefits payable or provided to Executive as a result of employment by another employer after the date of termination or otherwise[, except as set forth in Section 4.4 above]. The specific arrangements referred to in this Agreement are not intended to exclude any other payments and/or benefits which may be available to Executive upon a termination of employment with Employer pursuant to any other agreement between Employer and Executive.
12. Survival of Obligations. Notwithstanding anything to the contrary contained herein, Section 3.8, Section 4.8 through Section 4.11, Section 5 through Section 20, Section 22 and Section 23 of this Agreement shall survive any termination of this Agreement and the termination of the Term. Payments and benefits owed to Executive under Section 4 hereof shall survive the termination of this Agreement to the extent provided for in Section 4.
13. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

14. Notices. All notices, consents or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized express courier service designated for next day delivery, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram, facsimile or electronic mail and will be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence or if actual receipt is acknowledged by the addressee. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other party in accordance with this Section 14, provided that any such change of address notice will not be effective unless and until received.
15. Prior Agreements. Executive represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) that Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer.
16. Parties in Interest. This Agreement is for the personal services of Executive and will not be assignable by either party without the express prior written consent of the other party; provided, however, that Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place; provided, further, that no such assumption or agreement by such successor shall relieve Employer of any of its obligations under this Agreement. Subject to the provisions of Section 4 and this Section 16, this Agreement will inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive.
17. Trade Secrets Of Others. It is the understanding of both Employer and Executive that Executive shall not divulge to Employer and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall Employer and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to Employer and/or its affiliates, and Employer and/or its affiliates shall not request, any documents or copies of documents containing such information.

18. Advertising Waiver. Executive agrees to permit Employer and/or its affiliates, and persons or other organizations authorized by Employer and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of Employer and/or its affiliates, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to Employer and/or its affiliates, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
19. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.
20. Amendment and Waiver. This Agreement may not be amended, modified or terminated unless in writing and signed by Executive and a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of Employer, must be a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
22. Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
23. Section Headings, Interpretation, Construction. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect. This Agreement has been drafted by legal counsel representing Employer, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin	/s/ Chris Saridakis
	Michael G. Rubin	Chris Saridakis
Chairman and Chief Executive Officer

EXHIBIT A

Bonus Plan
The GSI Commerce Leadership Team Incentive Plan was filed as Exhibit B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 25, 2008, and is incorporated herein by reference.

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EXHIBIT B

Long-Term Incentive Plan
A written exhibit summarizing the Global Marketing Services Value Appreciation Plan is not attached to this agreement. The Global Marketing Services Value Appreciation Plan will include the following terms:
•	Mr. Saridakis will receive a performance award under the GSI Commerce, Inc. 2010 Equity Incentive Plan.
•
The value of the award will be determined based on the change in value of the GSI Commerce Marketing Services Business at the end of a 5 year performance period. Award vesting will be contingent upon the Marketing Services Business’ achievement of bonus plan targets and upon Mr. Saridakis’ continued employment during the performance period. The maximum value of the award is $30 million.

•	To the extent earned, GSI Commerce will have the option to settle the award in cash and/or common stock.

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EXHIBIT C

RELEASE AND WAIVER OF CLAIMS
In consideration of the benefits and mutual agreements set forth in the Employment Agreement, dated March 23, 2010 (the “Agreement”), between GSI Commerce, Inc, (“Employer”) and Christopher Saridakis (“Executive”), to which this form is attached, Executive, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):
In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive and the other commitments of Employer in the Agreement, Executive and his or her heirs, representatives, agents and attorneys hereby generally and completely releases Employer and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to Executive signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with Employer or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from Employer, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Pennsylvania Human Relations Law and Religious Freedom Protection Act. Notwithstanding the foregoing, this general release specifically excludes any and all claims that Executive may have in regard to (a) any ongoing severance or employment obligations of Employer to Executive under the Agreement or any other written agreement or arrangement between Employer and Executive, including any bonus plan, benefit plan and other agreement or arrangement, (b) any ongoing obligations of Employer to Executive under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by Employer to Executive, (c) any indemnification obligations of Employer to Executive as a former director, officer and/or employee of Employer or any of its subsidiaries pursuant to Employer’s certificate of incorporation or bylaws or any indemnification or other written agreement, (d) any rights Executive may have under any directors and officers liability insurance policy of Employer, and (e) any rights Executive may have arising by virtue of his status as a stockholder of Employer.

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Executive acknowledges that, among other rights, he or she is waiving and releasing any rights he or she may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he or she was already entitled as an executive of Employer. Executive further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he or she should consult with an attorney prior to executing this Release and Waiver; (c) he or she has twenty-one (21) days in which to consider this Release and Waiver (although he or she may choose voluntarily to execute this Release and Waiver earlier); (d) he or she has seven (7) days following the execution of this Release and Waiver to revoke his or her consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he or she executes this Release and Waiver and the revocation period has expired (the “Effective Date”).
This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between Employer and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by Employer that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of Employer.

Date:	By:
Chris Saridakis

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